EXHIBIT 11

                         INDEPENDENCE HOLDING COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                    SEPTEMBER 30,           SEPTEMBER 30,
                                   1995       1994          1995      1994
                                  ------------------      ------------------
Proceeds from assumed exercise
 of stock warrants...............$ 42,294   $ 42,294     $ 42,294   $ 42,294
Proceeds from assumed exercise
 of stock options................   1,534        133        1,534        133
Repurchase of treasury stock
 under paragraph 38(a) of APB
 No. 15 at the average market
 price of $3.45, $2.95,
 $3.25 and $3.09, respectively... (10,396)    (9,245)      (9,944)    (9,744)
Assumed payment of debt
 outstanding..................... (22,975)   (20,815)     (22,420)   (20,461)
                                  -------    -------      -------    -------
Balance to be invested per
 paragraph 38(b) of APB No. 15...$ 10,457   $ 12,367     $ 11,464   $ 12,222
                                  =======    =======      =======    =======
Net income applicable to common
 and common equivalent shares....$  2,025   $    548     $  4,551   $  3,527
Add:
 Pro-forma interest income.......     209        278          688        825
 Pro-forma reduction of
  interest expense...............   1,379        521        1,345      1,535
                                  -------    -------      -------    -------
Adjusted net income..............$  3,613   $  1,347     $  6,584   $  5,887
                                  =======    =======      =======    =======
Weighted average shares
 outstanding.....................  15,067     15,670       15,298     15,768
                                  -------    -------      -------    -------
 Add:
  Shares assumed issued for
   warrants......................   4,774      4,774        4,774      4,774
  Shares assumed issued for
   options.......................     459         37          459         37

 Less:
  Treasury stock purchased.......  (3,013)    (3,134)      (3,060)    (3,154)
                                  -------    -------      -------    -------
 Incremental shares issued.......   2,220      1,677        2,173      1,657
                                  -------    -------      -------    -------
Total common and common
 equivalent shares...............  17,287     17,347       17,471     17,425
                                  =======    =======      =======    =======
Primary net income per
 common share....................$    .13   $    .04     $    .30   $    .22
                                  =======    =======      =======    =======
Primary net income per common
 and common equivalent shares....$    .21   $    .08     $    .38   $    .34
                                  =======    =======      =======    =======